Exhibit 23.1

CONSENT OF RYDER SCOTT COMPANY, L.P.

We consent to the filing of our summary reserve report dated August 4, 2011, as Exhibit 99.1 to the Ante5, Inc. quarterly report on Form 10-Q for the quarter ended June 30, 2011 and to any reference made to us in that Form 10-Q.

Very Truly Yours, \s\ Ryder Scott Company. L.P. RYDER SCOTT COMPANY, L.P.

Denver, Colorado
August 11, 2011